Exhibit 10.50

ASSIGNMENT OF LEASES AND RENTS
Cover Sheet

Dated as of July 28, 2005	Mortgage Loan No. 05202

Grantor/Assignor:	Kingsdell L.P., a Delaware limited partnership (Hereinafter sometimes “Borrower”)
Grantor/Assignor’s Notice address:	c/o IFC, Inc. 212 North Kingshighway Blvd. St. Louis, Missouri 63108 Attn: James L. Smith, President

Grantee/Assignee:	MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY, a Massachusetts corporation (Hereinafter sometimes “Lender”)
Grantee/Assignee’s Notice Address:	c/o Babson Capital Management LLC Real Estate Finance Group 1500 Main Street, Suite 2100 Springfield, Massachusetts 01115 Attention: Managing Director

Premises:	See Exhibit A attached hereto beginning on page 12

RECORDING REQUESTED BY
AND WHEN RECORDED MAIL TO:

Alison M. Mitchell
DLA Piper Rudnick Gray Cary US LLP
203 North LaSalle Street, Suite 1900
Chicago, Illinois 60601

i

ASSIGNMENT OF LEASES AND RENTS

THIS ASSIGNMENT OF LEASES AND RENTS (this “Assignment”) is made as of July 28, 2005 by and between KINGSDELL L.P., a Delaware limited partnership having an office at c/o IFC, Inc., 212 North Kingshighway Blvd., Suite 1023, St. Louis, Missouri 63108, Attention: James L. Smith, President (“Assignor”), and MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY, a Massachusetts corporation having an address c/o Babson Capital Management LLC, 1500 Main Street, Suite 2100, Springfield, Massachusetts 01115, Attention: Managing Director, Real Estate Finance Group (“Assignee”).

RECITALS

A.       Assignor, as maker, executed and delivered to Assignee, as payee, two (2) Promissory Notes, each of even date herewith, one (1) in the amount of $55,000,000 (“Note A”) and the second in the original principal amount of up to $5,000,000 (“Note B”) (as said Promissory Notes may be amended, replaced, substituted, restated, renewed or extended, collectively, the “Note”) in the stated principal amount of $60,000,000.00, which Note evidences a loan (the “Loan”) in the original principal amount of up to $60,000,000.00 made by Assignee to Assignor.

B.       The Loan is secured in part by Assignor’s interest in and to that certain real property located in the County of St. Louis and State of Missouri and described in Exhibit A attached hereto and made a part hereof (collectively, the “Premises”), as evidenced by a certain Deed of Trust and Security Agreement and Fixture Filing dated of even date herewith (“Mortgage”) with respect to the Premises (which secures future advances pursuant to Section 443.055 of the Revised Statutes of Missouri, and intended to be duly recorded). As used herein, the Note, the Mortgage, this Assignment and all other instruments evidencing, securing or pertaining to the Loan, now or from time to time hereafter executed and delivered to Assignee, are referred to collectively herein as the “Loan Documents”.

C.       Assignee has required, as a condition to the making of the Loan, that Assignor make and deliver this Assignment as below provided.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor, intending to be legally bound, hereby agrees as follows:

1.        Recitals. The foregoing recitals are incorporated into this Assignment by this reference.

2.        Defined Terms. As used in this Assignment, unless otherwise defined herein, all initially capitalized terms shall have the respective meanings ascribed to such terms in the Mortgage.

3.        Assignment.

(a)       Assignor does hereby absolutely, presently and irrevocably assign, transfer, and set over unto Assignee:

(i)        All of the right, title and interest of Assignor in and to all leases, occupancy agreements, licenses to occupy, lettings, tenancies and other similar agreements, affecting all or a portion of the Premises, which leases, occupancy agreements, licenses to occupy, and other similar agreements are listed on Exhibit B hereto, and all other and future leases, occupancy agreements, licenses to occupy, lettings and tenancies and other similar arrangements, of the Premises, and all modifications, renewals, and extensions of the existing leases, occupancy agreements, licenses to occupy, lettings, tenancies and other similar arrangements present and future, together with guarantees, if any, of the lessee’s obligations thereunder whether entered into before or after the filing by or against Assignor of any petition for relief under 11 U.S.C. §101 et. seq. as the same may be amended from time to time, or any successor statute thereto (the “Bankruptcy Code”) (collectively the “Leases”);

(ii)       All rents, issues, income, proceeds payments, and profits arising from the Lease(s) and from the use and occupation of the Premises, including, without limitation, all fixed and additional rents, cancellation payments, option payments, letter of credit proceeds, supporting obligations, security deposits and all sums due and payments made under any guarantee of any of the Lease(s) or any obligations thereunder, including, without limitation, all revenues and credit card receipts collected from guest rooms, restaurants, bars, mini-bars, meeting rooms, banquet rooms and recreational facilities and otherwise, all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of sale, lease, sublease, license, concession or other grant of the right of the possession, use or occupancy of all or any portion of the Premises, or personalty located thereon, or rendering of services by Assignor or any operator or manager of the hotel or the commercial space located in the Premises or acquired from others including, without limitation, from the rental of any office space, retail space, commercial space, guest room or other space, halls, stores or offices, including any deposits securing reservations of such space, exhibit or sales space of every kind, license, lease, sublease and concession fees and rentals, health club membership fees, food and beverage wholesale and retail sales, telephone and television systems, guest laundry, the provision or sale of other goods and services, service charges, vending machine sales, and any other items of revenue, receipts or other income as identified in the Uniform System of Accounts for the Lodging Industry, 9th Edition, American Hotel & Motel Association (1996), as from time to time amended, all regardless of whether paid or accruing before or after the filing by or against Assignor of any petition for relief under the Bankruptcy Code (collectively “Rents”); and

(iii)      All rights, powers, privileges, options and other benefits of Assignor under the Leases, including without limitation the immediate and continuing right to make claim for, receive, collect and receipt for all Rents, including the right to make such claim in a proceeding under the Bankruptcy Code, and the right to apply the same to the payment of the Indebtedness (collectively “Rights”).

(b)       Assignor and Assignee intend that this Assignment constitute a present, irrevocable and absolute assignment of the Lease(s) and Rents, and not an assignment for additional security only. Assignee grants to Assignor a revocable license (“License”) to collect and receive the Rents. Assignor hereby agrees that Assignee may authorize and direct the lessee(s) named in the Lease(s), and any other occupants of the Premises, and all Lease guarantors, to pay over to Assignee or such other party, as Assignee may direct, all Rents, upon receipt from Assignee of written notice to the effect that an Event of Default (as said term is defined in the Mortgage) is continuing, and to continue to do so until the lessees are otherwise notified by Assignee.

4.        Assignor’s Warranties and Representations: Covenants.

(a)       Assignor hereby warrants and represents to Assignee as follows:

(i)        Assignor has not executed any prior assignment of the Leases or Rents that has not been released as of the date hereof, nor has it performed any act or executed any other instrument which might prevent Assignor from fulfilling any of the terms and conditions of this Assignment or which might prevent Assignee from operating under any of the terms and conditions of this Assignment or which would limit Assignee in such operation;

(ii)       Assignor has not executed or granted any modification, waiver or amendment whatsoever of any of the Lease(s) that has not been released as of the date hereof, except as indicated on Exhibit B; the Lease(s) are in full force and effect; and there are no defaults now existing under the Lease(s), or any conditions which, after notice, passage of time, or both would constitute defaults;

(iii)      Assignor will observe and perform all the obligations imposed upon the lessor under any Lease(s) and will not do or permit to be done anything to impair any of the Lease(s);

(iv)     Assignor will not collect any of the rents, issues, income, proceeds payments, and profits arising or accruing under the Lease(s) or from the Premises more than 30 days in advance of the time when the same shall become due under the Lease(s) (except for security deposits under Leases and deposits for bookings of the Khorrajan Room), nor execute any other assignment of the Lease(s) or assignment of rents, issues, income, proceeds or profits with respect to the Premises; and

(v)      Except as otherwise specifically permitted under Section 2.19(d) of the Mortgage, or with the prior written consent of the Assignee, Assignor will not alter or modify the terms of the Lease(s), give any consent or exercise any option required or permitted by such terms, accept a surrender thereof, or consent to any assignment of or subletting under the Lease(s), whether or not in accordance with their terms.

5.        Revocation of License.

(a)       Upon or at any time after the occurrence of a default under this Assignment, or an Event of Default (unless such default or Event of Default had been cured and Lender had previously agreed in writing to accept the cure of such default or Event of Default), the License granted to Assignor in paragraph 3 of this Assignment shall automatically be revoked without the need of any action by Assignee, and Assignee shall immediately be entitled to the receipt and possession of all Rents, and to the assumption of the Rights whether or not Assignee enters upon or takes control of the Premises.

(b)       Upon demand by Assignee following the occurrence of an Event of Default (unless such Event of Default had been cured and Lender had previously agreed in writing to accept the cure of such Event of Default), Assignor shall immediately deliver to Assignee all Rents in the possession of Assignor or its agents, and shall cooperate in instructing Assignor’s agents and the lessee(s) under the Leases(s) and all others in possession of the Premises or any portion thereof to pay directly to Assignee all Rents.

(c)       Upon revocation of the License, Assignee may, at its option, without waiving such Event of Default and without notice or regard to the adequacy of the security for the Indebtedness, either in person or by agent, nominee or attorney, or by a receiver appointed by a court, with or without bringing any action or proceeding, dispossess Assignor and its agents and servants from the Premises, without liability for trespass, damages or otherwise, and exclude Assignor and its agents from the Premises.

(d)       Upon revocation of the License, Assignee may also take possession of the Premises, and all books, records and accounts relating thereto and have, hold, manage, lease and operate the Premises on such terms and for such period of time as Assignee may deem proper. In addition, and with or without taking possession of the Premises, Assignee, in its own name, may demand, sue for or otherwise collect and receive all Rents, including those past due and unpaid and may apply any Rents collected in such order of priority as Assignee in its sole discretion deems appropriate, to the payment of:

(i)       all expenses of managing the Premises, including, without limitation, the salaries, fees and wages of a managing agent and such other persons or entities as Assignee may deem necessary or desirable, and all expenses of operating and maintaining the Premises, including, without limitation, all taxes, claims, assessments, ground rents, water rents, sewer rents and any other liens or charges, and premiums for all insurance which Assignee may deem necessary or desirable, and the cost of all alterations, renovations, repairs or replacements, and all expenses incident to taking and retaining possession of the Premises;

(ii)       the Indebtedness; and

(iii)      all costs and attorneys’ fees and other costs and expenses incurred in connection with the enforcement of this Assignment and any of the Loan Documents.

6.        No Liability of Assignee. This Assignment shall not be construed to bind Assignee to the performance of any of the covenants, conditions, or provisions contained in any Lease, or otherwise impose any obligation upon Assignee. Assignee shall not be liable for any loss sustained by Assignor resulting from Assignee’s failure to let the Premises, or from any other act or omission of Assignee either in collecting the Rents, or if Assignee shall have taken possession of the Premises, in managing the Premises, unless such loss is caused by the willful misconduct or gross negligence or bad faith of Assignee.

7.        No Mortgagee in Possession. In the absence of taking actual possession of the Premises by Assignee, in its own right and person, Assignee (i) shall not be deemed a mortgagee in possession, (ii) shall not be responsible for the payment of any taxes or assessments with respect to the Premises, (iii) shall not be liable to perform any obligation of the lessor under any Leases or under applicable law, (iv) shall not be liable to any person for any dangerous or defective condition in the Premises nor for any negligence in the management, upkeep, repair, or control of the Premises resulting in loss or injury or death to any person, and (v) shall not be liable in any manner for the remediation of any environmental impairment.

8.        Bankruptcy.

(a)       Assignee shall have the right to proceed in its own name or in the name of Assignor in respect of any claim, suit, action or proceeding, relating to any Leases in a proceeding under the Bankruptcy Code including, without limitation, the right to file and prosecute, all to the exclusion of Assignor, any proofs of claim, complaints, motions, applications, notices and other documents.

(b)       If there shall be filed by or against Assignor a petition under the Bankruptcy Code, and Assignor, as lessor under any Leases, shall determine to reject any Lease(s) pursuant to Section 365(a) of the Bankruptcy Code, the Assignor shall give Assignee not less than ten (10) days’ prior notice of the date on which Assignor shall apply to the bankruptcy court for authority to reject the Leases. Assignee shall have the right, but not the obligation, to serve upon Assignor within such ten-day period a notice stating that (i) Assignee demands that Assignor assume and assign the Leases to Assignee pursuant to Section 365 of the Bankruptcy Code and (ii) Assignee covenants to cure or provide adequate assurance of future performance under the Leases. If Assignee serves upon Assignor the notice described in the preceding sentence, Assignor shall not seek to reject the Lease(s) and shall comply with the demand provided for in clause (i) of the preceding sentence within thirty (30) days after the notice shall have been given, subject to the performance by Assignee of the covenant provided for in clause (ii) of the preceding sentence.

9.        Indemnity of Assignee.

(a)       Except with respect to Assignee’s gross negligence or willful misconduct, Assignor hereby indemnifies Assignee for, and holds Assignee harmless from, any and all liability, loss or damage which may be incurred under the Leases, or under or by reason of this Assignment, and from any and all claims and demands whatsoever which may be asserted against Assignee by reason of any alleged obligations or undertakings under any of the Leases.

(b)       Should Assignee incur any such liability under the Leases or under or by reason of this Assignment or in defense of any such claims or demands, the amount thereof, including costs, expenses and reasonable attorneys’ fees, shall be secured by the Mortgage and Assignor shall reimburse Assignee therefor, immediately upon demand and upon the failure of Assignor soto do, Assignee, at its option, may declare all sums secured by the Mortgage immediately due and payable. Interest shall accrue on the amounts so expended by Assignee at the Default Rate (as said term is defined in the Mortgage) from the date expended until repaid.

10.      No Waiver of Rights by Assignee. Nothing contained in this Assignment and no act done or omitted by Assignee pursuant to the powers and rights granted it hereunder shall be deemed to be a waiver by Assignee of any of its rights and remedies under the Note, Mortgage or any other Loan Document. This Assignment is made and accepted without prejudice to any of such rights and remedies possessed by Assignee to collect the Indebtedness and to enforce the Loan Documents, and said rights and remedies may be exercised by Assignee either prior to, simultaneously with, or subsequent to any action taken by it hereunder.

11.      Releases of Parties and Security. Assignee may take or release other security for the payment of the Indebtedness, may release any party primarily or secondarily liable therefor, and may apply any other security held by it to the satisfaction of any portion of the Indebtedness without prejudice to any of its rights under this Assignment.

12.      Future Assurances. Assignor agrees that it will, from time to time, upon demand therefor by Assignee, deliver to Assignee an executed counterpart of each and every Lease. Further, Assignor agrees that it will execute, acknowledge and record such additional assurances and assignments as Assignee may request covering any and all of the Leases. Such assignments shall be on forms approved by the Assignee, and Assignor agrees to pay all costs incurred in connection with the examination of the Leases and the preparation, execution and recording of such assignments or any other related documents, including, without limitation, fees of Assignee’s local counsel.

13.      Amendments. This Assignment may not be altered or amended except in writing, intended for that specific purpose, signed by both Assignor and Assignee.

14.      Legal Construction.

(a)       All terms contained herein shall be construed, whenever the context of this Assignment so requires, so that the singular number shall include the plural, and the plural the singular, and the use of any gender shall include all genders.

(b)       The terms “include” and “including” as used in this Assignment shall be construed as if followed by the phrase “without limitation”.

(c)       Any provision of this Assignment permitting the recovery of attorneys’ fees and costs shall be deemed to include such fees and costs incurred in all appellate proceedings.

(d)       In the event there is more than one Assignor, the obligations of each Assignor shall be joint and several for all purposes

15.      Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by: (i) certified or registered United States mail, postage prepaid; (ii) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery; or (iii) facsimile provided a confirming copy is sent the same day in the manner set forth in (ii) above, addressed in either case as follows:

If to Assignee, at the following address:

Massachusetts Mutual Life Insurance Company

c/o Babson Capital Management LLC

1500 Main Street, Suite 2100

Springfield, Massachusetts 01115

Attention: Managing Director, Real Estate Finance Group

Facsimile: 413-226-2498

With a copy to:

Massachusetts Mutual Life Insurance Company

c/o Babson Capital Management LLC

1500 Main Street, Suite 2800

Springfield, Massachusetts 01115

Attention: Vice President, Real Estate Law

Facsimile: 413-226-1079

If to Assignor, at the following address:

Kingsdell L.P.

c/o IFC, Inc.

212 North Kingshighway Blvd., Suite 1023

St. Louis, Missouri 63108

Attention: Mr. James L. Smith, President

Facsimile: (314) 633-3233

With a copy to:

REBNEC Ten, Inc.

c/o Dana Corporation

4500 Dorr Street

Toledo, Ohio 43615

Attention: Robert E. Pollock, International Counsel

Facsimile: (419) 535-4790

With a copy to:

Dana Corporation

4500 Dorr Street

Toledo, Ohio 43615

Attention: Corporate Secretary

Facsimile: (419) 535-4790

or to such other address and person as shall be designated from time to time by Assignee or Assignor, as the case may be, in a written notice to the other party in the manner provided for in this Section 15. A notice shall be deemed to have been given: in the case of hand delivery or by facsimile, at the time of delivery; in the case of registered or certified mail, three (3) Business Days after deposit in the United States mail; or in the case of expedited prepaid delivery, upon the first attempted delivery on a Business Day. A party receiving a notice which does not comply with the technical requirements for notice under this Section 15 may elect in writing to waive any deficiencies and treat the notice as having been properly given.

16.      Controlling Law. This instrument shall be governed by and construed in accordance with the laws of the state in which the Premises is situated.

17.      Discharge. Until the payment in full of the Indebtedness, this Assignment shall continue in full force and effect, whether or not recorded. Assignor hereby authorizes Assignee to furnish to any Person written notice that this Assignment remains in effect and agrees that such Person may rely upon and shall be bound by such statement. Upon payment in fullof the Indebtedness and the delivery and recording of a satisfaction or discharge of Mortgage duly executed, this Assignment shall be void and of no effect.

18.      Severability. All rights, powers and remedies provided in this Assignment may be exercised only to the extent that the exercise thereof does not violate any applicable law, and are intended to be limited to the extent (but only to the extent) necessary so that they will not render this Assignment invalid or unenforceable. If any term, covenant, condition, or provision of this Assignment or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remaining terms, covenants, conditions and provisions of this Assignment, or the application of such term, covenant, condition or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term, covenant, condition and provision of this Assignment shall be modified and/or limited to the extent necessary to render the same valid and enforceable to the fullest extent permitted by law.

19.      Future Advances. This instrument secures future advances and shall be covered by the provisions of Section 443.055 of the Revised Statutes of Missouri, The maximum principal indebtedness secured hereby shall in no event exceed One Hundred Twenty Million Dollars ($120,000,000).

20.      Successors and Assigns. This Assignment shall be binding upon Assignor’s successors and assigns and shall inure to the benefit of Assignee and its successors and assigns, and shall survive payment of the Loan, foreclosure, deed-in-lieu of foreclosure and any other transfer of the Premises or any interest therein.

IN WITNESS WHEREOF, the Assignor has duly executed this Assignment as of the date first written above.

ASSIGNOR:

BORROWER

KINGSDELL L.P., a Delaware limited partnership

By:	IFC, Inc., a Missouri corporation, its General Partner

	By:	/s/ James L. Smith
Name: James L. Smith
Its: President

STATE OF Missouri]

COUNTY OF St. Louis]

On this 28 day of July, 2005, before me, a Notary Public in and for said State, personally appeared James L. Smith known to me to be the person described in and who executed such instrument as President of IFC, Inc., a Missouri corporation, the general partner, and duly authorized signatory of Kingsdell L.P., a Delaware limited partnership, and who acknowledged the execution of such instrument as such officer for and on behalf of and as the act and deed of such corporation, as the general partner of such partnership, pursuant to authority lawfully conferred upon him by such partnership and neither said corporation nor said partnership have a corporate seal.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year first set forth above.

	KRISTIN M. GOUNIS	/s/ Kristin M. Gounis
	Notary Public, State of Missouri	Notary Public KRISTIN M. GOUNIS
[SEAL]	St. Charles County
	Commission # 03386987	My Commission expires: August 3, 2007
My Commission Expires August 03, 2007